                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------


                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): SEPTEMBER 28, 2004

                              ---------------------


                                  CATUITY INC.
             (Exact name of registrant as specified in its charter)


          DELAWARE                       000-30045               38-3518829
(State or other jurisdiction     (Commission File Number)      (IRS Employer
      of incorporation)                                      Identification No.)


   2711 E. JEFFERSON AVE.
   DETROIT, MICHIGAN 48207                               (313)-567-4348
    (Address of principal                        (Registrant's telephone number,
     executive offices)                                including area code)


                                 NOT APPLICABLE
         (Former name or former address, if changed since last report)

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS


On September 23, 2004 Michael V. Howe advised the Board of Directors of his resignation as President and CEO of Catuity Inc. and his resignation as a member of the Board of Directors effective September 23, 2004.

On September 23, 2004 the Board of Directors appointed Alfred H. (John) Racine, 40, as the new President and CEO of Catuity Inc. and appointed Mr. Racine to Catuity's Board of Directors effective September 23, 2004. Mr. Racine will stand for election as a member of the Board by Catuity's shareholders no later than at the Company's next Annual Shareholder Meeting to be held in May 2005.

Mr. Racine, 40, has over 14 years' experience in the financial services and payments industries. He founded Altamont Partners in Charlottesville, Va. in 1997. That firm has advised many of the leading payments organizations in North America and Europe about strategic and merger related issues. Prior to Altamont Partners, he was a principal at SNL Financial, also in Charlottesville, Va., a highly regarded merger and financial analytics provider for the financial services industry. From 1995-1997, Mr. Racine played a key role in SNL's emergence as a market leader in the face of larger, established competitors. Prior to that, he spent five years in a variety of operational and strategic roles in the financial services division at Thomson Financial. Neither Altamont Partners nor SNL Financial is an affiliate of Catuity Inc.

Prior to becoming involved in the financial services and payments industries, Mr. Racine worked in the media industry at leading companies including Ingersoll Publishing Co. and Capital Cities-ABC. He attended Southern Illinois University at Carbondale.

Catuity Inc. retained Altamont Partners and Mr. Racine for the past six months to advise the Company on its Merger and Acquisition strategy. As such, since January 1, 2004, Catuity has paid, or will pay, $102,500 in fees to Altamont Partners, of which Mr. Racine is a majority owner. Altamont's engagement with Catuity has been suspended by mutual agreement of the parties during the term of Mr. Racine's employment with the Company. As such, no further payments will be made to Altamont Partners under the Merger and Acquisition engagement. Mr. Racine has no family relationship, other relationship, or interest with any Director or executive officer of Catuity.

Mr. Racine's employment agreement ("Agreement") to serve as President and CEO is for one year and may be extended by mutual written agreement between Mr. Racine and Catuity's Board. The Agreement may be terminated by either Mr. Racine or the Company upon thirty (30) days written notice, with no further obligations. Pursuant to the Agreement, Mr. Racine's salary is $250,000 per year and he will be granted 1,168,150 option shares of Catuity common stock subject to shareholder approval. The grant price of Mr. Racine's option shares will be the average of the closing bid and asked prices, as reported on the Nasdaq Small Cap Market, for the ten (10) trading days following the effective date of the Agreement. The option has a term of five (5) years from the date of the Agreement and vests in the following manner:

     1. Twenty five percent (25%) vest six (6) months after the effective date of the Agreement.

     2. Fifteen percent (15%) vest one year after the effective date of the Agreement.

     3. Twenty percent (20%) vest when the Company's share price increases by ten percent (10%) above the options exercise price and remains ten percent or more above the exercise price for ten (10) trading days (which need not be consecutive) out of twenty (20) consecutive trading days.

     4. Twenty percent (20%) vest when the Company's share price increases by twenty percent (20%) above the options exercise price and remains twenty percent or more above the exercise price for ten (10) trading days (which need not be consecutive) out of twenty (20) consecutive trading days.

     5. Twenty percent (20%) vest when the Company's share price increases by thirty percent (30%) above the options exercise price and remains thirty percent or more above the exercise price for ten (10) trading days (which need not be consecutive) out of twenty (20) consecutive trading days.

On September 23, 2004 the Board of Directors of Catuity Inc. appointed Mr. Clifford Chapman, 35, to the

Company's Board effective September 23, 2004. Mr. Chapman's background is in technology-focused markets. Mr. Chapman served as the CEO and investor in the turnaround of mindSHIFT Technologies, a managed services provider focused on IT outsourcing for small and medium enterprises. As CEO, he restructured mindSHIFT'S sales process, reduced costs and acquired three companies. As a result, mindSHIFT achieved profitability and raised $11 million in capital from two U.S. venture capitalists. Mr. Chapman also recruited a new management team prior to resigning from the company. Prior to MindSHIFT, Mr. Chapman was the VP of Business Integration for AppNet, a full-service Internet professional service and managed hosting company that he helped take public in 1999 before being sold in a $2 billion transaction in late 2000. During his tenure, Mr. Chapman was responsible for the integration of a dozen mergers. Prior to AppNet, Mr. Chapman co-founded NMP, a full-service consulting business and managed hosting company. He has also worked with numerous start-up businesses. Mr. Chapman's prior work experience also includes Andersen Consulting and Booz Allen & Hamilton. Mr. Chapman holds an MBA from Columbia Business School and a BS in Computer Engineering from Lehigh University. Mr. Chapman will stand for election as a member of the Board by Catuity's shareholders no later than at the Company's next Annual Shareholder Meeting to be held in May 2005.




ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

         (c) Exhibits

                  10(w). Employment Agreement dated September 23, 2004 Between Catuity Inc. and Alfred H. Racine

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       CATUITY INC.
                                       (Registrant)


                                       By /s/ John H. Lowry
                                          ----------------------
                                       John H. Lowry
                                       Senior Vice President,
                                       Chief Financial Officer & Secretary
Date: September 28, 2004